UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 27, 2006

 YUKON RESOURCES CORP.

(Exact name of registrant as specified in this charter)

Nevada	333-118980	20-0803515
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1224 Washington Ave. Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code:  (866) 985-6696

206-475 Howe Street Vancouver BC., Canada V6C 2B3

(Former Name or Former Address, if Changes Since Last Report)

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 26, 2006, Board of Directors of Yukon Resources Corp. (the “Company” ) appointed  J. A. Kirk McKinnon, Richard E. Schler, and Frederick William Nielsen as directors of the Company.

In addition, the Board of Directors of the Company appointed  J. A. Kirk McKinnon as President and Chief Executive Officer and Richard E. Schler as Vice President and Chief Financial Officer.  Thornton J. Donaldson resigned as President and Principal Accounting Officer. Jeff Murdock resigned as Secretary and Director.

J.A Kirk McKinnon, age 62 is an accomplished business executive of 25 years in Senior Management positions, which focused on executive management, marketing, sales and operations.  From April of 2004 to the present, Mr. McKinnon serves as President and Chief Executive Officer of MacDonald Mines Exploration. From  2001 to 2003, Mr. McKinnon worked as a Senior Management Consultant for Bolton Steel Tube.  Prior to 2001, Mr. McKinnon served as a consultant and then Senior executive of Nestle Canada (Vice President Marketing & Sales) Purolator Courier (Senior Vice President Sales) Stafford Foods (Vice President of Marketing & Sales/Operations).

Richard E. Schler is an experienced business executive with over 26 years of relevant experience including 22 years in the manufacturing sector. From 2004 to the present, Mr. Schler has been the Vice-President & Chief Executive Officer and consultant for MacDonald Mines Exploration Ltd (TSXV-BMK) and Vencan Gold Corporation (TSXV-VCG), which are both mining exploration companies involved in the discovery and exploration of potential mineral deposits. From 2001 through 2004, Mr. Schler was Vice-President and Chief Operating Officer for Bolton Steel Tube; a steel tube producer focused on the fencing and coated steel market segments including Hot Dipped Galvanized products.From 1985 through 2001, Mr. Schler was engaged for 15 years by Columbia/MBF; a steel tube producer focused on the electrical conduit and mechanical tube market segments including automotive tube products. His positions with Columbia/MBF included Senior Vice President of Operations and General Manager. Mr. Schler received his MBA from the Richard Ivey School of Business (University of Western Ontario) in 1999 and also has a background in Mechanical Engineering.

William F. Nielsen, age 56,  has over 30 years of field experience, project management and consultancy. Mr. Nielsen has been engaged by Nevsun Resources since 1997 and holds the position of Vice President of Exploration.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 27, 2006

By:    /s/ J. A. Kirk McKinnon

J. A. Kirk McKinnon
Chief Executive Officer

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